Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made effective as of December 9, 2025 (the “Effective Date”), by and among EVgo Services LLC, a Delaware limited liability company (and any successor thereto) (the “Company”), EVgo Inc. (“Parent”), and Paul Dobson ( “Executive”) (collectively, the “Parties”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of September 18, 2024 (the “Employment Agreement”);

WHEREAS, the Company and Executive have agreed that Executive will resign from his current executive position as Chief Financial Officer of the Company effective as of January 12, 2026 (the “Separation Date”) and that such resignation shall be deemed to constitute a termination without Cause for purposes of Section 4(b) of the Employment Agreement, and Executive shall thereafter provide certain consulting services to the Company, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to Section 10 of the Employment Agreement, Sections 1 through 3 of the Employment Agreement shall terminate on the Separation Date and Sections 4 through 24 of the Employment Agreement, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the end of Executive’s employment with the Company and the execution of this Agreement;

WHEREAS, the Executive has agreed to serve as a transitional consultant and strategic advisor to the Company as requested by the Company’s management team and the board of directors of Parent and to provide transitional and other services that are appropriate for an individual of Executive’s knowledge, experience and past status as the Company’s CFO, pursuant to the terms of this Agreement after the Separation Date (the “Consulting Arrangement”); and

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.            Separation; Severance

Executive’s last day of employment with the Company and any of its affiliates shall be the Separation Date. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates shall terminate, and Executive shall automatically be deemed to resign from all Executive’s positions with the Company, Parent and its affiliates without any further action by Employee or the Company, Parent or any of its affiliates. After the Separation Date, Executive will not represent that Executive is an employee, director, officer, attorney, or representative of the Company, Parent or their respective subsidiaries and affiliates, including EVgo Holdings, LLC and EVgo Management Holdings, LLC (collectively, the “Company Group”) for any purpose, except as otherwise provided in this Agreement. The Separation Date is the employment termination date for Executive for all purposes, meaning Executive is not entitled to any further compensation, monies, or other benefits from the Company Group, including coverage under any benefit plans or programs sponsored by the Company Group, as of the Separation Date, except as otherwise provided in this Agreement.

2.            Survival of Certain Provisions; Accrued Obligations

A.            Pursuant to the terms of the Employment Agreement, the Parties agree that Sections 1 through 3 of the Employment Agreement shall terminate on the Separation Date Sections 4 through 24 shall survive. To the extent there is any conflict between this Agreement and Sections 4 through 24 of the Employment Agreement, the conflicting terms of this Agreement will supersede.

B.            Regardless of whether Executive signs this Agreement, no later than the Separation Date (except with respect to accrued but unpaid Bonus Amount, which shall be paid in accordance with, and at substantially the same time as, the Company pays out bonuses to its executive officers), the Company shall pay to Executive (a) all accrued but unpaid salary, including, for the avoidance of doubt, the Bonus Amount set forth in Section 3.B below, through the Separation Date, (b) all accrued but unpaid benefits through the Separation Date, and (c) any unreimbursed business expenses incurred and submitted by Executive prior to the Separation Date in accordance with Company policy (the “Accrued Obligations”).

3.            Severance

In accordance with the terms of Section 4(b) of the Employment Agreement, subject to and conditioned upon (a) Executive’s execution of this Agreement, including Executive’s timely execution and non-revocation of the general release of claims arising prior to the Effective Date in the form attached hereto as Exhibit A (the “First Release”) and Executive’s timely execution and non-revocation of the general release of claims arising between the Effective Date and the Separation Date in the form attached hereto as Exhibit A (the “Second Release”), (b) Executive’s continued employment through the Separation Date, and (c) Employee’s continued compliance with the Continuing Obligations (as defined below) (collectively, the “Severance Preconditions”), the Company agrees to provide the following benefits to Executive:

A.            during the period of time commencing on the Separation Date and ending on the twelve (12) month anniversary of the Separation Date, the Company shall pay Executive $726,250, (representing the sum of (i) an amount equal to the sum of 12 months’ of Executive’s Base Salary currently in effect and (ii) Executive’s target Bonus Amount), payable in substantially equal regular installments in accordance with the Company’s regular payroll practices, as special severance payments; provided, however, that no payments shall be made prior to the first regularly-scheduled Company payroll date occurring on or after the effectiveness of the Release (the “First Payroll Date”) (with all amounts that would have been otherwise payable under the Company’s normal payroll practices prior to the First Payroll Date paid on the First Payroll Date without interest thereon);

B.            as part of the Accrued Obligations, an amount equal to Executive’s earned Bonus Amount for the fiscal year ended December 31, 2025, as determined in the ordinary course by the Company’s board of directors and to be paid out in accordance with Section 3(c) of the Employment Agreement.

C.            Twelve (12) months’ Covered Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), benefits in accordance with Section 4(b)(iii)(3), which Executive is electing to receive; and

D.            the number of shares of Company common stock set forth on Schedule A hereto in respect of each outstanding Executive Award shall become vested on an accelerated basis.

4.            Equity

Executive acknowledges and agrees that Schedule A hereto sets forth a complete and accurate list of all of Executive’s equity awards in the Company Group as of the Effective Date. Executive further acknowledges and agrees that Schedule A hereto sets forth any and all vesting acceleration to which Executive is entitled and that all other unvested shares underlying any Service-Based Equity Awards or Performance-Based Equity Awards will terminate and be forfeited upon the Separation Date and, notwithstanding any provision to the contrary in the agreement evidencing any such equity award, such award will not continue to vest during the Transition Period.

5.            Transition Period

If Executive satisfies the Severance Preconditions, then following the Separation Date and through (and including) March 6, 2026 (the “Transition End Date” and such period, the “Transition Period”), Executive shall serve as a part-time consultant and Strategic Advisor to the Company, and provide transition services as described later in this Section 3 and on Schedule B hereto.

During the Transition Period, Executive will not be expected to regularly come into the office or join Company meetings, but Executive will be expected to be available to provide transition assistance and advice, which may include (without limitation) the assistance and advice set forth on Schedule B and such other services as reasonably requested from time to time by the Company’s management team or the board of directors of Parent, and appropriate for an individual of Executive’s knowledge, experience and past status as the Company’s CFO.

During the Transition Period, Executive shall provide the Company’s Chief Legal Officer with written notice 10 days’ prior to commencing employment with any other employer.

On the Transition End Date, Executive will cease work, deliver any in-progress work product, and invoice for services performed and approved expenses incurred through such date. The Company may terminate Executive’s consultancy relationship with the Company at any time immediately for Cause.

6.            Compensation During the Transition Period.

A.            Compensation. As consideration for the Consulting Services, the Company shall provide the Executive with a monthly consulting fee at the rate of $15,000 per month, due and payable within fifteen (15) days of the end of each month (the “Consulting Benefits”), with the payment of any amounts due and payable at the Transition End Date subject to Executive’s timely execution and non-revocation of a general release of claims in substantially the form attached hereto as Exhibit A on or following the Transition End Date (the “Third Release” and together with the First Release and the Second Release, the “Releases”).

B.            Business Expenses. The Company shall reimburse Executive at cost for reasonable out-of-pocket expenses to include but not necessarily limited to; travel, phone calls, meals, hotel, rental cars and other expenses all as previously agreed to by the Company and incurred by Executive in performance of the work hereunder and upon submission of the proper documentation and actual receipts in accordance with the Company’s travel and entertainment policy applicable to employees.

7.            Additional Terms of the Transition Period

A.            Performance: The method, details, and means of performing the services of Executive, shall be exclusively and solely determined by Executive. The Company will respect Executive’s autonomy and will not attempt to control, direct, or supervise Executive’s activities in any manner.

B.            Relationship: The parties agree that the relationship of Executive to the Company shall be that of an independent contractor during the Transition Period. All parties recognize that this Agreement is non-exclusive and in keeping with an ‘arm’s length’ relationship. Without the Company’s prior written consent, Executive shall have no authority to bind the Company in any manner whatsoever. Executive shall not be considered an employee of the Company in any way, or for any purpose.

C.            Executive’s Obligations: Executive will solely determine what amount of time Executive devotes to the performance of the above-described services. Executive represents and warrants that:

i.            Executive shall conduct his business, as it relates to the services defined herein, in a commercially reasonable and ethical manner in compliance with all applicable federal, state, and local laws and regulations. Every effort will be made by Executive to ensure that the Company is aware of the economic substance of those transactions contemplated herein, and that Executive’s affairs with the Company have been conducted in a professional manner.

ii.            Executive shall have the full and exclusive responsibility and liability for the withholding, assessing, reporting and payment of all Federal, state and local taxes applicable to remuneration paid to Executive for all work performed pursuant to this Agreement including, but not limited to, social security, FICA, assessments for unemployment insurance, disability benefits, taxes on services, personal income taxes, or other such taxes.

iii.            Executive will treat all correspondence from the Company as Confidential Information and will only disclose same to third parties after receiving written permission from the Company, except to the extent otherwise required by applicable law.

iv.            This Agreement does not and will not violate any provisions of any agreement to which Executive is a party now or may be subject to in the future.

8.            Restrictive Covenants; Return of Company Property; Continuing Obligations

Executive will continue to be subject to all restrictive covenants in accordance with their terms to which Executive is currently subject, including, but not limited to, the covenants set forth in the Employment Agreement, for the applicable time periods set forth therein, and such sections are incorporated herein by reference (the “Continuing Obligations”). For the avoidance of doubt, “material lines of businesses of the Company or any of its Subsidiaries” as such concept is contemplated in Section 7(a) of the Employment Agreement, shall include (without limitation) public electric vehicle (“EV”) charging, EV charging for retail customers and EV charging at off-site charging hubs, and any such other line of business in which the Company is engaged in or has plans to engage and Executive has actual or constructive knowledge of the Company’s engagement or plans prior to the Separation Date. Executive acknowledges and agrees that no later than the Separation Date, Executive will return to the Company any and all property, tangible or intangible, relating to the Company’s business, which Executive possessed or had control over at any time (including Company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

Executive acknowledges and agrees that, in addition to the remedies set forth in the Employment Agreement, in the event Executive breaches this Agreement, any of the Releases or any of the Continuing Obligations in any material respect, then any outstanding obligations of the Company to pay the Severance Benefits or Consulting Benefits shall immediately terminate and any Severance Benefits or Consulting Benefits previously paid by the Company hereunder shall be returned to the Company within 30 days of such breach.

9.            Tax Matters

A.            Withholding of Taxes.

All payments or benefits provided to Executive under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

B.	Effect of Section 409A of the Code.

10.            This Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”), and shall be administered and interpreted accordingly. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Agreement unless Executive’s termination of employment constitutes a Separation from Service. If as of the Employment Termination Date Employee is a “specified Employee” under Section 409A and any applicable policy of the Company, then any payment under this Agreement that is treated as deferred compensation under Section 409A payable upon termination of Employee’s employment shall be delayed until the date that is six (6) months after the date of Employee’s “separation from service” as determined under Section 409A (without interest or earnings). To the extent that payments under this Agreement are payments under a “reimbursement plan” subject to Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to the Company’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.

11.            Governing Law; Venue; Jury Trial Waiver

This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of Delaware (without regard to any conflict of law rules which might result in the application of the laws of any other jurisdiction). With respect to any such actions or controversies, the parties hereto hereby irrevocably consent and submit to the sole exclusive jurisdiction of the state and federal courts of Delaware, and irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such courts or that any such any such actions or controversies which is brought in any such courts has been brought in an inconvenient forum. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR YOUR RELATIONSHIP WITH THE COMPANY.

12.            Entire Agreement

This Agreement, the referenced provisions of the Employment Agreement and the agreements evidencing the equity awards set forth on Schedule A contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

13.            Interpretation

Headings and subheadings used in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. References to statutes or regulations include all amendments, modifications, or reenactments thereof, and any regulations or instruments issued thereunder. The words “includes”, “including”, and similar terms used in this Agreement shall be construed as if followed by the words “without limitation”. Words importing the singular include the plural and vice versa, and words importing a gender include all genders.

14.            Modification/Waiver

This Agreement may not be modified or amended except in writing signed by the parties.

15.            Counterpart Agreements

This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Paul Dobson
Paul Dobson

EVgo Services LLC

By:	/s/ Badar Khan
Name:	Badar Khan
Title:	Chief Executive Officer

EVgo Inc.

By:	/s/ Badar Khan
Name:	Badar Khan
Title:	Chief Executive Officer

[Signature Page to Transition Agreement]

Schedule A

Equity Awards

Date of Grant	Number of Restricted Stock Units	PSU or RSU	Number of Shares Vesting on an Accelerated Basis
10/22/2024	56,078	RSUs	3,116
10/22/2024	56,078	PRSUs	0
10/22/2024	81,967	PRSUs	1,518
03/18/2025	270,655	RSU	82,700
03/18/2025	270,655 (target) 507,478 (maximum)	PRSU	0

Schedule B

Transition Services

Assistance and advice with respect to the transition of the Company’s finance department to its new Chief Financial Officer

Assistance and advice with respect to the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (for the sake of clarity, not including any signature or certification requirement)

EXHIBIT A

GENERAL RELEASE

[Attached.]

GENERAL RELEASE

I, Paul Dobson, in consideration of and subject to the performance by EVgo Services LLC, a Delaware limited liability company (together with its subsidiaries and EVgo Inc., the “Company”), of its obligations under my employment agreement, effective as of September 18, 2024 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company, all of its affiliates, and all present and former directors, officers, agents, representatives, employees, partners, members, successors and assigns of the Company, its affiliates and the Company’s direct or indirect owners, including but not limited to EVgo Holdings, LLC (collectively, the “Released Parties”) to the extent provided below.

1.	I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 5 below and except for the provisions of the Employment Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter- claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including, without limitation, attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief). Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to Section 4(b) of the Employment Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or any other Released Parties, I shall pay all costs and expenses of defending against the suit incurred by the Released Parties (including, without limitation, reasonable attorneys’ fees, and return all payments received by me pursuant to the Section 4(b) of the Employment Agreement).

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, but solely to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

10.	The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession.

12.	I agree not to disparage the Company’s past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the Company’s business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

I HAVE READ IT CAREFULLY;

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON____ __, _____TO CONSIDER IT AND THE CHANGES MADE SINCE THE____ __, ____VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND SHALL NOT RESTART THE REQUIRED 21-DAY PERIOD OR I HAVE ELECTED TO SIGN THIS RELEASE PRIOR TO THE END OF SUCH 21-DAY PERIOD;

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: ___________________

NAME: ___________________